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                                                                  Exhibit 99

FOR FURTHER INFORMATION

AT THE COMPANY:
Gene Fleetwood
Vice President - Finance & CFO
9387 Dielman Industrial Drive
St. Louis, MO 63132
(314) 991-9200

FOR IMMEDIATE RELEASE
August 10, 2004

                   FALCON PRODUCTS NAMES GENE FLEETWOOD TO
                SUCCEED PHIL PACEY AS CHIEF FINANCIAL OFFICER
                ---------------------------------------------

         ST. LOUIS, MISSOURI, AUGUST 10, 2004 -- Falcon Products, Inc. (NYSE: FCP), a leading manufacturer of commercial furniture, today announced that Gene Fleetwood has been named Vice President and Chief Financial Officer (CFO). Falcon's Board of Directors selected Fleetwood to replace Phillip J. Pacey who resigned as CFO effective August 9, 2004 to seek other career opportunities. Fleetwood has been the Company's Director of Finance and Administration for the past two years.

"Gene's strong operational knowledge, combined with his financial reporting experience, is important and valuable as we continue to focus on our operating strategy and liquidity," said Franklin A. Jacobs, Chairman and Chief Executive Officer. "We appreciate the contributions made by Phil when he joined us at a critical time, and wish him well in his new endeavors."

Prior to joining Falcon in 2002, Fleetwood was Operations Controller for Graham Packaging Company, L.P., a publicly traded global leader in custom blow mold packaging, where he was responsible for SEC reporting, the global budget process and other areas of finance from 1999. Prior to that time Fleetwood was Plant Group Controller for The Hon-Allsteel Company, a leading office furniture manufacturer, from 1997 through 1999. He has additional prior experience with Sivyer Steel Corporation and Rock Island Arsenal. He earned his Master of Accountancy from Saint Ambrose University and Bachelor of Business Administration in Finance from the University of Iowa.

Falcon Products, Inc. is the leader in the commercial furniture markets it serves, with well-known brands, the largest manufacturing base and the largest sales force. Falcon and its subsidiaries design, manufacture and market products for the hospitality and lodging, food service, office, healthcare and education segments of the commercial furniture market. Falcon, headquartered in St. Louis, Missouri, currently operates eight manufacturing facilities throughout the world and has approximately 2,000 employees.


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Safe harbor statement under the Private Securities Litigation Reform Act of
1995: Statements contained in this news release which are not historical facts are forward-looking statements which involve risks and uncertainties which could impact future financial performance. Factors which could cause future performance to differ from those anticipated by these forward-looking statements include, but are not limited to, loss of key customers or suppliers within specific industries, availability or cost of raw materials, increased competitive pricing pressures reflecting industry conditions, general demand for products, general economic conditions, economic conditions in the markets served by the Company, and the ability of the Company to service its debt obligations and satisfy the covenants in its loan obligations. Additional cautionary statements regarding other risk factors that could have an effect on future performance of the Company are described in Falcon's periodic filings with the Securities and Exchange Commission. Although Falcon believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, Falcon can give no assurance that its expectations will be attained. Any forward-looking statements represent the best judgment of Falcon as of the date of this release. Falcon disclaims any obligation to update any forward-looking statements.

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